EXHIBIT 23.2

Chisholm, Bierwolf & Nilson, LLC

Certified Public Accountants

533 West 2600 South

Bountiful, Utah 84010

(801) 292-8756 Telephone (801) 292-8809 Fax

Consent of Chisholm, Bierwolf & Nilson, LLC

Independent Auditors

Our predecessor entity, Bierwolf, Nilson & Associates, issued a report dated October 18, 2003 on the financial statements of Trinity Learning Corporation for the transition period ended June 30, 2003. We hereby consent to the inclusion of such report in a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission by ProsoftTraining. We also hereby consent to the reference to our firm under “Independent Certified Public Accountants” in this Registration Statement.

Salt Lake City, Utah	/s/ Chisholm, Bierwolf & Nilson
June 8, 2004	Chisholm, Bierwolf & Nilson, LLC